Exhibit 99.2

NEWS RELEASE For more information, contact:
Paul D. Borja Executive Vice President / CFO (248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR NOTICE REGARDING MATLINPATTERSON INVESTMENT
TROY, Mich. (December 31, 2008) — As announced on December 17, 2008, Flagstar Bancorp, Inc. (NYSE:FBC) (“Flagstar”) intends to issue shares of convertible participating voting preferred stock pursuant to the investment agreement entered into by Flagstar with MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC on December 17, 2008. The transaction would normally require approval of shareholders according to the Shareholder Approval Policy of the New York Stock Exchange (“NYSE”). The Audit Committee of the Board of Directors of Flagstar determined that the delay necessary in securing shareholder approval for the consummation of the stock issuance would seriously jeopardize the financial viability of Flagstar. Because of that determination, the Audit Committee, pursuant to an exception provided in the NYSE’s shareholder approval policy for such a situation, expressly approved Flagstar’s omission to seek the shareholder approval that would otherwise have been required under that policy. In reaching that determination, the Audit Committee considered factors specific to Flagstar and factors of general applicability, such as the highly uncertain economic, financial and political environment and the experience of other financial institutions. The Audit Committee believed that without the immediate receipt of additional capital, rather than awaiting stockholder approval, significant disruption to Flagstar’s operations could result as Flagstar’s business model is reliant on selling assets, hedging interest rate risk and obtaining funding from counterparties, including the GSEs, the FHLB and certain depositors and other customers, that are increasingly seeking to do business with financial institutions operating at enhanced capital levels due to the uncertainty in the current marketplace. Further, the Audit Committee believed that the immediate receipt of private equity capital would enhance Flagstar’s position with banking regulators and the United States Department of Treasury in connection with Flagstar’s application to participate in the TARP Capital Purchase Program. The NYSE has accepted Flagstar’s application of the exception.
Flagstar, in reliance on the exception, will be mailing to all shareholders a letter notifying them of its intention to issue the shares without seeking their approval. Flagstar will issue certificates for the shares of the convertible participating voting preferred stock at the closing of the MatlinPatterson investment, which, in any event, will be at least ten days after the date of the letter to stockholders.

Additional Information
In connection with the proposed MatlinPatterson investment, a proxy statement relating to certain of the matters discussed in this news release is expected to be filed with the SEC. When filed, copies of the proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov). FLAGSTAR’S SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. While shareholders are encouraged to read the proxy statement when filed, Flagstar notes that the shareholder meeting on the matters discussed in the proxy statement will occur after the closing of the MatlinPatterson investment and the issuance of the voting preferred stock which will provide MatlinPatterson with approximately 70% of the votes at any shareholder meeting. Flagstar, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Flagstar’s shareholders in connection with certain of the matters discussed in this news release. Information regarding such persons and their interests in Flagstar is contained in Flagstar’s proxy statements and annual reports on Form 10-K filed with the SEC. Shareholders and investors may obtain additional information regarding the interests of Flagstar and its directors and executive officers in the matters discussed in this news release, which may be different than those of Flagstar’s shareholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this news release, which are expected to be filed with the SEC.
The information contained in this release is not intended as a solicitation to buy Flagstar’s stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Flagstar’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements. The potential investment by MatlinPatterson is subject to several conditions, including receipt of proceeds from the TARP Capital Purchase Program and receipt of all required regulatory approvals, all of which may be beyond Flagstar’s control. Accordingly, there can be no assurance that the transaction will be consummated.
About Flagstar Bancorp, Inc.
Flagstar Bancorp, with $14.2 billion in total assets at September 30, 2008, is the largest publicly held savings bank headquartered in the Midwest. At September 30, 2008, Flagstar operated 173 banking centers in Michigan, Indiana and Georgia and 111 home loan centers in 21 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.